UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2006

INFINITY PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31141	33-0655706
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Discovery Partners International, Inc., 9640 Towne Center Drive, San Diego, CA 92121

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Background

On September 12, 2006, Discovery Partners International, Inc. (“Discovery Partners”) completed its business combination with Infinity Pharmaceuticals, Inc. (“IPI”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization among Discovery Partners, Darwin Corp., a wholly owned subsidiary of Discovery Partners (“Darwin Corp.”), and IPI, dated as of April 11, 2006 (the “Merger Agreement”) pursuant to which IPI became a wholly owned subsidiary of Discovery Partners (the “Merger”). As a result of the Merger, Discovery Partners changed its name to Infinity Pharmaceuticals, Inc. (“Infinity”) and the newly-acquired wholly owned subsidiary, which was formerly known as Infinity Pharmaceuticals, Inc., changed its name to Infinity Discovery, Inc. (“IDI”). Following the closing of the Merger, the business conducted by Infinity became the business conducted by IDI immediately prior to the Merger and the following IDI agreements and arrangements effectively became agreements and arrangements of Infinity. Unless the context otherwise requires, all references herein to “Infinity” refer to Infinity and its wholly owned subsidiaries after the effective time of the Merger.

Material IDI Agreements

Alliance and Collaboration Agreements

MedImmune Agreement. On August 25, 2006, Infinity entered into a product development and commercialization agreement (the “MedImmune Agreement”) with MedImmune, Inc. (“MedImmune”) to jointly develop and commercialize novel small molecule cancer drugs targeting Heat Shock Protein 90, or Hsp90, and the Hedgehog cell signaling pathway. Under the terms of the MedImmune Agreement, MedImmune and Infinity will share equally, meaning 50/50, in all development and commercialization costs, as well as potential profits, from any future marketed products. MedImmune has agreed to provide Infinity a license payment of $70 million for co-exclusive rights to the Hsp90 and Hedgehog pathway development programs. This payment will be made in two tranches of $35 million each, with the first being paid within 30 days of the effective date of the MedImmune Agreement and the second being paid on January 5, 2007. In addition, Infinity could receive to up to $430 million in milestone payments assuming that specified late-stage development and sales objectives are achieved for products resulting from the collaboration, such that total payments to Infinity could equal $500 million.

For each of the Hsp90 and Hedgehog pathway programs, the parties contemplate that Infinity will retain primary responsibility for discovery and preclinical development of drug candidates against these targets. MedImmune and Infinity will jointly lead clinical development through first product approval. The parties will jointly develop a worldwide marketing and sales strategy for commercialized products, if any. MedImmune will have the initial right to market and sell such products worldwide while Infinity has the option to co-promote any future products in the United States, contributing up to 35% of the total promotional effort.

The parties will jointly own any invention and know-how that may be developed by either or both parties during the term of the MedImmune Agreement which invention is directed to the development, manufacture, use or sale of an active pharmaceutical ingredient of a product or is developed in the course of performing activities under the research and development plan. The parties will also jointly own any patent rights that claim such an invention.

The MedImmune Agreement will expire 60 years after the effective date. Either party is permitted to terminate the MedImmune Agreement with respect to a product if it believes there are safety concerns with respect to such product and the parties do not agree on the course of action to be taken, in which case the terminating party gives up all rights in such product. Either party may opt out of a project by giving six months’ written notice to the other party. If one party gives such notice, the other party has 20 days to also opt-out of the project in which case the parties will seek to out-license or sell the project assets or seek to otherwise maximize the value of the project. Any opting-out party is no longer obligated to perform work under the research and development plan and marketing plans for the project, nor pay development costs for the project. The MedImmune Agreement terminates with respect to a project if both parties opt-out. If a party materially breaches the MedImmune Agreement with respect to a project and does not cure the breach within a specified period of time, such breaching party is deemed to have opted-out of such project. If a party which opted-out of a project materially breaches the MedImmune Agreement, and does not cure the breach within a specified period of time, such breaching party shall no longer be entitled to royalties or milestones with respect to such product.

The foregoing summary description of the MedImmune Agreement does not purport to be complete and is qualified in its entirety by reference to the MedImmune Agreement, which Infinity and/or MedImmune intends to file as an exhibit to their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006.

Amgen. On July 7, 2006, Infinity entered into a license agreement (the “Amgen Agreement”) with Amgen Inc. (“Amgen”). Pursuant to, and in accordance with the terms of, the Amgen Agreement, Infinity granted to Amgen a non-exclusive worldwide license to use a proprietary collection of small molecules in its internal drug discovery activities. Amgen has paid Infinity a $2.5 million upfront license fee and has agreed to make milestone payments of up to an aggregate of $31.35 million for each product that Amgen develops and successfully commercializes based upon a licensed compound, assuming that Amgen achieves specified clinical and regulatory objectives. Amgen has also agreed to make additional milestone payments of up to an aggregate of $12.0 million for each product that Amgen develops and successfully commercializes based upon a specified subset of the licensed compounds, assuming that Amgen achieves specified clinical and regulatory objectives for those licensed compounds. Finally, Amgen has agreed to make success payments totaling up to an aggregate of $6.0 million if Amgen achieves specified research and/or intellectual property objectives and to pay royalties on sales of any products.

The Amgen Agreement will expire upon the later of Amgen’s permanent cessation of all research and development activities under the Amgen Agreement or the expiration of the final royalty term, unless earlier terminated. Amgen has the right to terminate the Amgen Agreement at any time upon 60 days’ prior written notice. Either party has the right to terminate the Amgen

Agreement in connection with a material breach by the other party that remains uncured for a period of 60 days.

Novartis. On November 16, 2004, Infinity entered into a collaboration and option agreement (the “Novartis Collaboration Agreement”) with Novartis International Pharmaceutical Ltd. Pursuant to the Novartis Collaboration Agreement, Infinity and Novartis agreed to jointly design a collection of novel small molecules to be synthesized by Infinity using its diversity oriented synthesis chemical technology platform. Under the Novartis Collaboration Agreement, Novartis may use the resulting compound collection in its independent drug discovery efforts. Infinity has certain rights to use the resulting compound collection in its own drug discovery efforts, and Novartis has the option to license from Infinity on an exclusive worldwide basis specified lead compounds for further development and commercialization. In the event that Novartis exercises this option to license specified lead compounds, it has agreed to pay Infinity milestone payments and royalties based upon net sales of certain drug products incorporating such compounds. In addition, Novartis will pay Infinity up to $10.5 million for the successful delivery of compounds and has agreed to make milestone payments of up to an aggregate of $13.0 million for each product that Novartis develops and successfully commercializes based upon certain licensed compounds, assuming that Novartis achieves specified clinical and regulatory objectives. In connection with the Novartis Collaboration Agreement, Novartis Pharma AG, an affiliate of Novartis, purchased a specified number of shares of IDI preferred stock which, after giving effect to the merger, were converted into 868,499 shares of Infinity Common Stock.

The Novartis Collaboration Agreement will expire in November 2012, unless earlier terminated or extended by mutual agreement of Infinity and Novartis. Either party may terminate the Novartis Collaboration Agreement at any time in the event of a material breach by the other party that remains uncured for a period of 90 days. Either party may also terminate the Novartis Collaboration Agreement in the event of the other party’s insolvency or bankruptcy. Novartis may terminate the Novartis Collaboration Agreement upon a sale of all or substantially all of Infinity’s assets or a transaction that results in the change of control of Infinity. The Merger does not constitute a change of control for these purposes.

On February 24, 2006, Infinity entered into another collaboration agreement with Novartis Institutes for BioMedical Research, Inc. (the “Novartis Product Development Agreement”) to discover, develop and commercialize drugs targeting Bcl protein family members for the treatment of a broad range of cancer indications. Under the terms of the Novartis Product Development Agreement, Infinity has granted to Novartis an exclusive, worldwide license to research, develop and commercialize pharmaceutical products that are based upon Infinity’s proprietary Bcl inhibitors. Novartis paid Infinity $15.0 million in upfront license fees and has committed research funding of approximately $10.0 million during the initial two-year research term. The research term may be extended for up to two additional one-year terms at the discretion of Novartis, and Novartis will agree to fund additional research during any extension period in an amount to be agreed upon. Assuming that the strategic alliance continues for its full term and specified research, development and commercialization milestones are achieved for multiple products for multiple indications, Novartis has agreed to make milestone payments totaling over $370.0 million, such that total payments to Infinity could exceed $400.0 million. In addition, Novartis has agreed to pay Infinity royalties upon successful commercialization of any products developed under the alliance. In connection with the Novartis Product Development Agreement, Novartis Pharma AG purchased a specified number of shares of IDI preferred stock which, after giving effect to the Merger, converted into 266,310 shares of Infinity Common Stock.

Pursuant to the Novartis Product Development Agreement, Infinity and Novartis are conducting joint research to identify molecules for clinical development. Novartis will have responsibility for clinical development and commercialization of any products based upon compounds discovered under the joint research program. However, Infinity may request to participate in clinical development and if such request is agreed upon by Novartis then Novartis will fund agreed-upon development costs incurred by Infinity. Infinity also has a non-exclusive right to detail Bcl-2 family inhibitor products in the United States, with Infinity’s detailing costs to be reimbursed by Novartis.

Novartis has the right to terminate the Novartis Product Development Agreement at any time upon 60 days’ prior written notice. In addition, Novartis has the right to terminate the Novartis Product Development Agreement in connection with a material breach by Infinity that remains uncured for a period of 120 days after notice. Infinity can terminate specified programs under the Novartis Product Development Agreement as to breaches by Novartis relating solely to such programs that remain uncured for a period of 120 days after notice or can terminate the Novartis Product Development Agreement in its entirety in connection with a material breach by Novartis that remains uncured for a period of 120 days after notice.

Johnson & Johnson. On December 22, 2004, Infinity entered into a technology access agreement (the “J&J Agreement”) with Johnson & Johnson Pharmaceutical Research & Development, a division of Janssen Pharmaceutica N.V. (“Johnson & Johnson”). Pursuant to the J&J Agreement, Infinity granted to Johnson & Johnson a non-exclusive worldwide license to use certain Infinity small molecule compounds in its own drug discovery efforts. Under the terms of the J&J Agreement, Johnson & Johnson paid Infinity an upfront license fee of $2.5 million. Additionally, Johnson & Johnson Development Corporation, an affiliate of Johnson & Johnson, purchased a specified number of shares of IDI preferred stock which, after giving effect to the Merger, converted into 579,000 shares of Infinity Common Stock. On March 2, 2006, Infinity and Johnson & Johnson amended the J&J Agreement to, among other things, allow for a reduction in the number of compounds to be delivered under the J&J Agreement. In connection with the reduction in compounds, Infinity has agreed to refund to Johnson & Johnson a portion of the upfront license fee in proportion to the number of compounds actually delivered. Infinity expects the partial refund of the upfront license fee to be approximately $950,000.

The J&J Agreement will expire upon Johnson & Johnson’s permanent cessation of all research and development activities under the J&J Agreement, unless earlier terminated. Johnson & Johnson has the right to terminate the J&J Agreement at any time upon 60 days’ prior notice. In addition, either party may terminate the J&J Agreement in the event of a material breach by the other party that remains uncured for a period of 60 days.

The foregoing description of the terms and conditions of the Amgen Agreement, the Novartis Collaboration Agreement, the Novartis Product Development Agreement and the J&J Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of each such document attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated by reference herein.

Loan Agreements

Oxford Agreement. On October 16, 2002, Infinity and Oxford Finance Corporation (“Oxford”) entered into a master loan and security agreement (the “Oxford Agreement”), providing for a $5.0 million credit facility to finance the purchase of laboratory equipment, computer hardware, office furniture and equipment, computer software (including extended warranties and service contracts), and other equipment and property identified in the collateral schedules attached to each promissory note evidencing borrowings under the Oxford Agreement. This facility was increased by an additional $500,000 during 2003. As of August 31, 2006, Infinity has no further borrowing capacity available under the Oxford Agreement. Interest charged on borrowings under the Oxford Agreement range from 9.91% to 10.26% depending on whether the borrowings related to laboratory equipment or other equipment and when the borrowing occurred. Borrowings for laboratory equipment are payable in 48 consecutive monthly installments of principal and accrued interest and borrowings for other equipment are payable in 36 consecutive monthly installments of principal and accrued interest. As of August 31, 2006, there was $575,936 outstanding under the Oxford Agreement. In connection with the Oxford Agreement, Infinity issued warrants that are currently exercisable for an aggregate of 7,429 shares of Infinity Common Stock at an exercise price of $13.35 per share, after giving effect to the Merger. The warrants expire, if not sooner exercised, on various dates between December 3, 2012 and August 29, 2013.

Pursuant to an amendment to the Oxford Agreement dated March 31, 2006 (the “Amended Oxford Agreement”), Infinity borrowed an additional aggregate principal amount of $7.5 million from Oxford pursuant to promissory notes, dated as of March 31, 2006 and June 30, 2006 (the “Oxford Notes”). The Oxford Notes bear interest at a rate of 11.26% and 11.75% per annum, respectively, and are payable in nine consecutive monthly installments of interest only and thereafter in 30 consecutive monthly installments of principal and accrued interest. The first installment was due and payable on May 1, 2006. Infinity may prepay in full its entire indebtedness under the Oxford Notes by paying a prepayment penalty premium equal to the remaining principal balance on the Oxford Notes multiplied by the following percentages: (i) from the date of the Oxford Notes until the first annual anniversary date: 4%, (ii) from the first annual anniversary date until the second annual anniversary date: 3%, (iii) from the second annual anniversary date until the third annual anniversary date: 2%, and (iv) from the third annual anniversary date until the indebtedness under the Oxford Notes is paid in full: no premium. In connection with the Amended Oxford Agreement, Infinity issued warrants that are currently exercisable for an aggregate of 39,325 shares of Infinity Common Stock at an exercise price of $13.35 per share, after giving effect to the Merger. The warrants expire, if not sooner exercised, on various dates between March 30, 2016 and June 30, 2016.

Pursuant to the terms of the Amended Oxford Agreement, in order to secure the payment and performance by Infinity of all debts, obligations and liabilities arising under the Oxford Notes and the Amended Oxford Agreement, Infinity granted to Oxford a security interest in and against all Collateral (as such term is defined in the Amended Oxford Agreement). As further described and defined in the Amended Oxford Agreement, the Collateral comprises all of Infinity’s current and future personal property and fixtures wherever located including, but not limited to, all inventory, equipment, fixtures, accounts, deposit accounts, documents, investment property, instruments, general intangibles, chattel paper and any and all proceeds therefrom. The Collateral does not include any intellectual property or interests in any intellectual property (including any royalties), but the Amended Oxford Agreement precludes Infinty from selling, transferring, assigning or otherwise encumbering its intellectual property other than licenses granted in the ordinary course of business or pursuant to agreements that Infinity reasonably believes are in, or not opposed to, its best interest.

The obligations of Infinity under the Oxford Agreement and the Amended Oxford Agreement may be accelerated upon the occurrence of an event of default under the Oxford Agreement and the Amended Oxford Agreement, respectively, which includes customary events of default, including without limitation payment defaults, defaults in the performance of covenants and obligations, the inaccuracy of representations or warranties and bankruptcy and insolvency related defaults.

GE Agreements. On December 6, 2002, Infinity and General Electric Capital Corporation (“GE”) entered into a master security agreement, as amended in December 2002 (the “GE Financing Agreement”) to finance the purchase of laboratory equipment, computer hardware, office furniture and equipment, computer software (including extended warranties and service contracts), and other equipment and property identified in the collateral schedules attached to each promissory note evidencing borrowings under the GE Financing Agreement. On August 11, 2004, Infinity entered into a master lease agreement (the “GE Lease Agreement”) with GE providing Infinity the ability to lease equipment and property, as more particularly described on schedules appended from time to time to the GE Lease Agreement. The GE Financing Agreement and GE Lease Agreement are referred to herein collectively as the “GE Agreements.” The GE Agreements provide for a total combined $12.0 million credit facility to finance the acquisition of certain equipment and property. Borrowings under the GE Financing Agreement are evidenced by promissory notes appended from time to time to the GE Financing Agreement (the “GE Notes”). The GE Notes bear interest at a fixed rate between 8% and 11% per annum and are payable in 36 consecutive monthly installments of principal and accrued interest, with the first installment having become due and payable on January 1, 2003. Outstanding amounts under the GE Lease Agreement are payable in 30 monthly installments. Pursuant to the terms of the GE Lease Agreement, Infinity shall pay GE the sum of a stipulated loss value, as detailed on a schedule to the GE Lease Agreement, for the costs associated with any leased equipment that becomes worn out, lost, stolen, destroyed, irreparably damaged or unusable. At the end of the lease term, Infinity has the option to purchase all (but not less than all) of any equipment leased under the GE Lease Agreement on an as-is basis for a cash payment equal to the equipment’s then fair market value, less applicable taxes. As of August 31, 2006, there was $2,506,504 outstanding under the GE Agreements. In connection with the GE Agreements, Infinity issued warrants that are currently exercisable for an aggregate of 13,538 shares of Infinity Common Stock at an exercise price of $13.35 per share, after giving effect to the Merger. The warrants expire, if not sooner exercised, on various dates between January 31, 2013 and December 28, 2015.

The obligations of Infinity under the GE Agreements may be accelerated upon the occurrence of an event of default under the GE Agreements, which includes customary events of default, including without limitation payment defaults, defaults in the performance of covenants and obligations, the inaccuracy of representations or warranties and bankruptcy and insolvency related defaults.

Horizon Agreement. On June 30, 2006, Infinity and Horizon Technology Funding Company LLC (“Horizon”) entered into a venture loan and security agreement (the “Horizon

Agreement”) pursuant to which Infinity borrowed an aggregate principal amount of $7.5 million from Horizon pursuant to the terms of two promissory notes, each dated as of June 30, 2006 (the “Horizon Notes”). The Horizon Notes bear interest at a rate equal to 11.93% per annum and are payable in nine consecutive monthly installments of interest only and thereafter in 30 consecutive monthly installments of principal and accrued interest. The first installment was due and payable on July 1, 2006. Infinity may prepay in full its entire indebtedness under the Horizon Notes by paying a prepayment penalty premium equal to the remaining principal balance on the Horizon Notes multiplied by the following percentages: (i) from the date of the Horizon Notes until the first annual anniversary date: 4%, (ii) from the first annual anniversary date until the second annual anniversary date: 3%, (iii) from the second annual anniversary date until the third annual anniversary date: 2%, and (iv) from the third annual anniversary date until the indebtedness under the Horizon Notes is paid in full: no premium. In addition, in connection with the Horizon Agreement, on June 30, 2006, Infinity issued two warrants to Horizon which are currently exercisable for 39,326 shares of Infinity Common Stock at a purchase price of $13.35 per share. The warrants are exercisable in whole or in part at any time on or before June 30, 2016.

Pursuant the terms of the Horizon Agreement, in order to secure the payment and performance by Infinity of all debts, obligations and liabilities arising under the Horizon Notes, Infinity granted to Horizon a security interest in all Infinity Collateral (as such term is defined in the Horizon Agreement). As further described and defined in the Horizon Agreement, the Collateral comprises all of Infinity’s personal property and fixtures now owned or hereafter acquired and wherever located including, but not limited to, all inventory, equipment, fixtures, accounts, deposit accounts, documents, investment property, instruments, general intangibles, chattel paper and any and all proceeds therefrom. The Collateral does not include any intellectual property, but the Horizon Agreement precludes Infinty from selling, transferring, assigning or otherwise encumbering its intellectual property other than licenses granted in the ordinary course of business or pursuant to agreements that Infinity reasonably believes are in, or not opposed to, its best interest.

The obligations of Infinity under the Horizon Agreement may be accelerated upon the occurrence of an event of default under the Horizon Agreement, which includes customary events of default, including without limitation payment defaults, defaults in the performance of covenants and obligations, the inaccuracy of representations or warranties and bankruptcy and insolvency related defaults.

The foregoing description of the terms and conditions of the Oxford Agreement and the Amended Oxford Agreement, the Oxford Notes, the GE Agreements, the Horizon Agreement and the Horizon Notes set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of each such document attached hereto as Exhibits 10.5, 10.6, 10.7 and 10.8, respectively, and are incorporated by reference herein.

Director and Executive Officer Compensation Matters

Executive Officer Cash Compensation and Bonus

As of September 12, 2006, the following sets forth the estimated annual cash compensation of the executive officers of Infinity:

Executive Officer	2006 Annual Salary
Steven Holtzman Chairman, Chief Executive Officer and Assistant Secretary of Infinity and Chief Executive Officer of IDI	$400,000

Julian Adams President of Infinity and President and Chief Scientific Officer of IDI	$340,000

Adelene Perkins Chief Financial Officer, Treasurer and Secretary of Infinity and Executive Vice President and Chief Business Officer of IDI	$295,000

In addition, each executive officer is entitled to participate in Infinity’s bonus program, pursuant to which all employees of Infinity, including the executive officers, may receive a stock bonus upon the achievement of company performance goals.

Employment Offer Letters

On August 1, 2001, August 19, 2003 and February 6, 2002, Infinity entered into offer letters with each of Steven Holtzman, Julian Adams and Adelene Perkins with respect to their service as officers of IDI. Each offer letter provides for the annual salary of the executive officer, which is subject to annual adjustment based upon both individual and company performance and other factors as may be determined in the sole discretion of Infinity’s board of directors. The offer letters also provided for the grant of restricted stock awards to purchase 750,000 shares, 750,000 shares and 450,000 shares of IDI Common Stock, $0.0001 par value per share (“IDI Common Stock”), which restricted stock awards were assumed and converted into 165,772 shares, 165,772 shares and 99,463 shares of Infinity Common Stock, respectively, at the effective time of the Merger. The shares were initially purchased by each executive at a purchase price which was determined to be the current fair market value of the IDI Common Stock at the time of purchase. The shares are subject to a right of repurchase by Infinity at a price equal to the original purchase price, which right of repurchase lapses, or “vests,” in the case of Mr. Holtzman and Mr. Adams, as to 1/4th of such shares on the executive’s commencement of employment with IDI and as to 1/48th of such shares monthly thereafter. In the case of Ms. Perkins, the shares subject to the repurchase right vested as to 16,577 shares in January 1, 2003 and vest as to all additional 2,302 shares monthly thereafter. In connection with the purchase by each of Dr. Adams and Ms. Perkins of the foregoing shares, IDI extended to each such executive officer a loan in an amount equal to the purchase price of the restricted stock award, less the aggregate par value of the shares of restricted IDI Common Stock. In March 2006, the IDI board of directors authorized IDI to forgive the outstanding indebtedness of Dr. Adams and Ms. Perkins, including, in the case of Dr. Adams, certain indebtedness transferred to his former spouse. See “Letter Agreements Regarding Loan Forgiveness” below.

Mr. Holtzman’s offer letter also provides that if his employment is terminated by Infinity without “cause,” or by Mr. Holtzman for “good reason,” each as defined in the offer letter, provided that Mr. Holtzman executes a severance agreement and release of claims, he will be eligible to receive a severance payment in the form of salary continuation until the earlier to occur of (i) 12 months from the date of his termination or (ii) the date on which he commences work with another employer or as a consultant or independent contractor, on either a full or part-time basis.

Each of Dr. Adams’ and Ms. Perkins’ offer letters provides that, if the executive officer’s employment is terminated by Infinity without “cause,” as defined in the offer letter, or if the executive resigns due to a material diminution in job responsibilities or title or as a result of Infinity’s failure to fulfill its obligations as provided in the offer letter, provided that the executive officer executes a severance agreement and release of claims, such executive officer will be eligible to receive a severance payment equal to his or her then-current base salary for a period of six months for Dr. Adams, and 12 months for Ms. Perkins, following the effective date of termination. The offer letters also provide that the vesting of each executive officer’s then-unvested restricted stock awards to purchase shares of Infinity Common Stock will continue for a period of 6 months for Dr. Adams, and 12 months for Ms. Perkins, from the date of termination.

The foregoing summary description of the offer letters does not purport to be complete and is qualified in its entirety by reference to the offer letters, which are attached hereto as Exhibits 10.9, 10.10 and 10.11, respectively, and incorporated herein by reference.

Letter Agreements Regarding Loan Forgiveness

Effective as of March 31, 2006, IDI entered into letter agreements with each of Steven Holtzman, Julian Adams and Adelene Perkins, pursuant to which IDI agreed to forgive certain indebtedness of each executive officer (including, in the case of Dr. Adams, certain indebtedness transferred to his former spouse) in exchange for which each executive officer agreed to subject certain shares of IDI Common Stock held by such executive officer to a right of repurchase in favor of IDI for a period of two years. Such shares of IDI Common Stock were assumed by Infinity in the Merger and have been exchanged for shares of Infinity Common Stock. The following sets forth the amount of indebtedness of each officer that was forgiven and the number of shares of Infinity Common Stock currently subject to a right of repurchase:

Name	Total Amount of Principal and Interest Forgiven	Number of Shares of Infinity Common Stock Subject to Repurchase
Steven Holtzman	$364,874	14,698
Julian Adams	$311,240	12,488
Adelene Perkins	$81,154	3,260

The foregoing summary description of the letter agreements does not purport to be complete and is qualified in its entirety by reference to the letter agreements, which are attached hereto as Exhibits 10.12, 10.13 and 10.14, respectively, and incorporated herein by reference.

Compensation of Directors

The following sets forth the compensation for non-employee directors of Infinity as of the closing of the Merger:

•	a $10,000 annual retainer;

•	a $25,000 annual retainer for service as lead outside director;

•	a $10,000 annual retainer for service as lead research and development director;

•	a $10,000 annual retainer for service as chair of the audit committee;

•	a $5,000 annual retainer for service as chair of the compensation committee;

•	a $5,000 annual retainer for service as chair of the corporate governance committee;

•	$1,500 for each board meeting attended in person;

•	$500 for each board meeting attended by telephone; and

•	$500 for each meeting of the audit committee, compensation committee or corporate governance committee attended in person or by telephone.

Each non-employee director shall also be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors. No director who serves as an employee will receive compensation for services rendered as a director.

In addition to the cash compensation discussed above, non-employee directors are eligible to receive non-statutory stock options, restricted stock and other stock-based awards for Infinity Common Stock under the Discovery Partners 2000 Stock Incentive Plan which, after giving effect to the Merger has been renamed the Infinity 2000 Stock Incentive Plan (the “Plan”) as follows:

•	Each non-employee director who serves on the board of directors of Infinity immediately after the closing of the Merger and each new director, on the date of his or her election to the board of directors, will receive a non-statutory stock option to purchase 28,125 shares of Infinity Common Stock which will vest as to 9,375 of the shares on the first anniversary of the grant date and the remainder in quarterly installments of 2,343 shares beginning at the end of the first quarter thereafter, provided that the holder continues to serve as a director. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a board member.

•

Each non-employee director serving as a director on the third anniversary of (a) the closing of the Merger, in the case of directors serving on the board of directors immediately after the closing of the Merger, or (b) his or her election to the board, in the case of directors elected after the closing of the Merger, will receive a non-statutory stock option to purchase 5,625 shares of Infinity Common Stock, referred to as an annual option, on the date of the first annual meeting of stockholders following such third anniversary and on the date of each annual meeting of stockholders thereafter. Shares of Infinity Common Stock subject to the annual option will be exercisable in equal quarterly installments of 1,406 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the annual option continues to serve as a director. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a board member.

•	Each non-employee director who serves in the following positions shall receive additional options to purchase shares of Infinity Common Stock in the amounts indicated below upon the date of commencement of service in such position and upon each anniversary thereafter. Each of these grants will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of such option continues to serve in the applicable position, however, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a board member:

Position	Stock Option Grant

Lead Outside Director	9,375 shares

Lead Research and Development Director	3,750 shares

Chair of Audit Committee	3,750 shares

Chair of Compensation Committee	1,875 shares

Chair of Corporate Governance Committee	1,875 shares

•	Each automatic grant will have an exercise price per share equal to the fair market value per share of Infinity Common Stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee’s cessation of board service.

Other Agreements with Directors

In consideration of his or her services as a scientific advisor of Infinity, Infinity has entered into an advisory agreement with Eric Lander dated as of May 14, 2001, as amended May 14, 2001, March 1, 2002 and December 10, 2004 and consulting agreements with Arnold Levine and Vicki Sato, each dated as of January 1, 2005, pursuant to which Infinity has agreed to pay each director a fee of $25,000 per year, payable in equal quarterly installments, for consulting services rendered by each director to Infinity in his or her capacity as a scientific advisor. In 2005, Infinity paid each director consulting fees of $18,747. In addition, Infinity granted to each of Dr. Levine and Dr. Sato an option to purchase 5,525 shares of Infinity Common Stock in connection with such individual’s consulting agreement, which options were granted at an exercise price equal to the current fair market value on the date of grant and vest in equal monthly installments over a period of four years from the date of grant, subject to such individual’s continued relationship with Infinity. It is expected that after the closing of the Merger the consulting agreements with Drs. Lander, Levine and Sato will be terminated. Thereafter, the options granted to each of Drs. Levine and Sato will continue to vest in consideration for, and subject to, their service as lead research and development director and lead outside director, respectively, of Infinity after the Merger.

The foregoing summary description of the consulting agreements does not purport to be complete and is qualified in its entirety by reference to the advisory agreement and the consulting agreements which are attached hereto as Exhibits 10.15, 10.16 and 10.17, respectively, and incorporated herein by reference.

Assumed Options Pursuant to the Assumed Infinity 2001 Stock Incentive Plan

At the time of the Merger, Infinity assumed certain outstanding stock option and restricted stock awards held by executive officers and directors of IDI who became executive officers and directors of Infinity at the effective time of the Merger (the “Assumed Awards”).

The Assumed Awards were granted pursuant to the terms of the IDI 2001 Stock Incentive Plan, as amended (the “Assumed 2001 Plan”). Such Assumed Awards are subject to the terms of the Assumed 2001 Plan and, in each case, are also subject to the terms and conditions of an incentive stock option agreement, non-qualified stock option agreement or restricted stock agreement, as the case may be, issued under the Assumed 2001 Plan.

A summary description of each of the Assumed Awards and the forms of agreements evidencing such awards are attached hereto as Exhibits 10.19, 10.20, 10.21, 10.22, 10.23, 10.24, 10.25, 10.26, 10.27, 10.28, 10.29, 10.30 and 10.31 and are incorporated herein by reference.

Amendment to Discovery Partners 2000 Stock Incentive Plan

On September 12, 2006, at Discovery Partners’ Special Meeting of Stockholders, the stockholders of Discovery Partners approved the following amendment to the Plan.

Effective as of immediately following the effective time of the Merger, and after giving effect to a 1-for-4 reverse stock split of Discovery Partners stock (described below), the number of shares authorized for issuance under the Plan was increased from 6,297,374 shares to a number equal to the sum of:

•	the number of shares of Discovery Partners common stock issuable upon exercise of any Discovery Partners options with an exercise price equal to or greater than $3.00 per share, prior to giving effect to the reverse stock split, issued and outstanding under, and the number of shares issued and outstanding and subject to a right of repurchase in favor of Discovery Partners pursuant to, the Plan as of immediately prior to the closing of the Merger; plus

•

the number of shares of Infinity Common Stock issuable to holders of options to purchase IDI Common Stock assumed by Infinity, and the number of shares of Infinity Common Stock issued to holders of IDI Common Stock issued pursuant to the assumed Infinity stock incentive plans and subject to a right of repurchase in favor of IDI as of immediately prior to the closing of the Merger, pursuant to the Merger Agreement; plus

•	the number of shares of Infinity Common Stock available for future grant under the Plan as of immediately prior to the closing of the Merger; plus

•	the number of shares equal to 7% of Infinity’s “fully-diluted capitalization”, determined as of immediately following the effective time of the Merger, after giving effect to the increase in shares reserved for issuance under the Plan.

Infinity’s “fully-diluted capitalization” shall be equal to the sum of:

•	Infinity’s issued and outstanding common stock; plus

•	all shares of Infinity Common Stock issuable upon the exercise, exchange or conversion of any outstanding option, warrant or other right that is exercisable, exchangeable or convertible into Infinity Common Stock, including, without limitation, any options with an exercise price equal to or greater than $3.00 per share, prior to giving effect to the reverse stock split, or other awards issued and outstanding under the Plan, and shares of Infinity Common Stock subject to future issuance pursuant to outstanding grants of deferred issuance restricted stock of Infinity; plus

•	the increase in shares reserved for issuance under the Plan; plus

•	the shares of Infinity Common Stock IDI security holders will be entitled to received pursuant to the Merger Agreement.

Notwithstanding the foregoing, pursuant to the amendment, in no event will the number of shares reserved for issuance under the Plan exceed 9,700,000 shares. Such limit will be effective as of immediately following the effective time of the Merger, and therefore, will not be adjusted to give effect to the reverse stock split.

The amendment also provides that:

•	the number of shares of Infinity Common Stock available for issuance under the Plan will automatically increase on the first trading day of January each calendar year during the term of the Plan by an amount equal to 4% of the total number of shares of Infinity Common Stock outstanding on the last trading day in December of the preceding calendar year;

•	the maximum number by which the share reserve may automatically increase each calendar year under the Plan will remain at 2,000,000 shares following the effective time of the reverse stock split;

•	the maximum number of options, stock appreciation rights and stock issuances that may be granted or issued to one person under the Plan per calendar year will remain at 500,000 shares following the effective time of the reverse stock split; and

•	the purchase price per share, if any, for shares of Infinity Common Stock issued under the Plan, will be determined by the plan administrator.

The foregoing summary description of the amendment to the Plan does not purport to be complete and is qualified in its entirety by reference to the amendment to the Plan, which is attached hereto as Exhibit 10.32, and incorporated herein by reference. The forms of incentive stock option, non-statutory stock option and restricted stock award agreements to be used for future awards to directors and executive officers under the Plan are attached hereto as Exhibits 10.33, 10.34 and 10.35, respectively.

Lease Agreement

On July 2, 2002, Infinity entered into a lease agreement (as amended, the “Lease”) with ARE-770/784/790 Memorial Drive, LLC (“ARE”) for the lease of office space at 770 and 790 Memorial Drive, Cambridge, Massachusetts. Currently, the total base rent under the lease is $348,627 per month, and the total base rent increases by 3% in December of each year. The term of the Lease expires in January 2013. Infinity has two consecutive rights to extend the term of the Lease for five years under each extension, provided that Infinity provides notice to ARE nine months before the term of the Lease expires. In connection with the Lease, Infinity issued a warrant to ARE which, after giving effect to the Merger, is currently exercisable for 33,427 shares of Infinity Common Stock at an exercise price of $13.35 per share. Pursuant to a sublease dated as of August 24, 2004 (the “Sublease”), as amended, Infinity agreed to sublease a portion of the office space at 790 Memorial Drive to Hydra Biosciences, Inc.

The foregoing summary description of the Lease and the Sublease does not purport to be complete and is qualified in its entirety by reference to the Lease and Sublease, which are attached as Exhibits 10.36 and 10.37, respectively, hereto and incorporated herein by reference.

Item 2.01. Completion of Acquisition

On September 12, 2006, pursuant to the Merger Agreement, Darwin Corp. merged with and into IDI with IDI becoming a wholly owned subsidiary of Discovery Partners, and Discovery Partners changed its name to Infinity Pharmaceuticals, Inc.

As a result of the Merger and after giving effect to the 1-for-4 reverse stock split described below in Item 5.03, each outstanding share of IDI Common Stock and IDI preferred stock automatically converted into the right to receive shares of Infinity Common Stock as follows:

•	each share of IDI Common Stock entitles the holder to receive 0.22103 shares of Infinity Common Stock;

•	each share of IDI Series A preferred stock entitles the holder to receive 0.19638 shares of Infinity Common Stock;

•	each share of IDI Series B preferred stock held by Prospect Ventures Partners and Venrock Associates and their affiliates entitles the holder to receive 0.24974 shares of Infinity Common Stock;

•	each share of IDI Series B preferred stock held by stockholders other than Prospect Ventures Partners and Venrock Associates and their affiliates entitles the holder to receive 0.28094 shares of Infinity Common Stock;

•	each share of IDI Series C preferred stock entitles the holder to receive 0.26055 shares of Infinity Common Stock; and

•	each share of IDI Series D preferred stock entitles the holder to receive 0.26631 shares of Infinity Common Stock.

Each outstanding option to purchase shares of IDI Common Stock that was not exercised prior to the consummation of the Merger was assumed by Infinity at the effective time of the Merger and became an option to purchase shares of Infinity Common Stock. Each outstanding warrant to purchase shares of IDI Series A preferred stock and Series B preferred stock that was not exercised prior to the consummation of the Merger was assumed by Infinity at the effective time of the Merger and became a warrant to purchase shares of Infinity Common Stock. The number of shares of Infinity Common Stock subject to each assumed option and warrant was determined by multiplying the number of shares of IDI Common Stock or IDI preferred stock that were subject to each option or warrant, as applicable, prior to the effective time of the Merger by the applicable conversion ratio specified above and rounding that result down to the nearest whole number of shares of Infinity Common Stock. The per share exercise price for the assumed options and warrants was determined by dividing the per share exercise price of the IDI Common Stock or IDI preferred stock subject to each option or warrant, as applicable, as in effect immediately prior to the effective time of the Merger by the applicable conversion ratio specified above and rounding that result up to the nearest whole cent.

As of the closing of the Merger, former Infinity stockholders, option holders and warrant holders owned approximately 69% of Infinity Common Stock on a fully-diluted basis and former Discovery Partners stockholders and option holders owned approximately 31% of Infinity Common Stock on a fully-diluted basis. The issuance of the shares of Infinity Common Stock to the former stockholders of Infinity was registered with the Securities and Exchange Commission on a Registration Statement on Form S-4 (Reg. No. 333-134438).

The full text of the Merger Agreement as well as the press release, dated September 12, 2006, announcing the completion of the acquisition, are attached as Exhibit 2.1 and Exhibit 99.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Oxford Agreement, the Amended Oxford Agreement, the Oxford Notes, the GE Agreements, the Horizon Agreement and the Horizon Notes is incorporated herein in its entirety.

Item 3.03. Material Modification to Rights of Security Holders.

On September 7, 2006, the board of directors of Discovery Partners adopted a new a form of stock certificate representing its common stock on and after the effective time of the Merger. The form of stock certificate is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.01. Change in Control of Registrant

Reference is made to Item 2.01 of this Current Report on Form 8-K, which is incorporated into this Item 5.01 by reference.

Immediately following the closing of the Merger on September 12, 2006, former Infinity stockholders held approximately 69% of the outstanding shares of Infinity Common Stock in the aggregate on a fully-diluted basis and former Discovery Partners stockholder held approximately 31% of Infinity Common Stock in the aggregate on a fully-diluted basis.

As of the effective time of the Merger, all of Discovery Partners’ current executive officers resigned from their positions as follows: Michael Venuti, Acting Chief Executive Officer and Chief Scientific Officer; Craig Kussman, Chief Financial Officer, Senior Vice President, Finance and Administration and Secretary; Douglas Livingston, Senior Vice President, Chemistry; Richard Neale, Corporate Vice President, Business Operations and Alliances; Urs Regenass, Vice President and General Manager, Integrated Drug Discovery; and Daniel Harvey, Vice President and General Manager, Discovery Chemistry.

Pursuant to the terms of the Merger Agreement, on September 7, 2006, the board of directors of Discovery Partners appointed each of the following executive officers to serve, as of the effective time of the Merger: Steven Holtzman, IDI’s Chairman and Chief Executive Officer, as Infinity’s Chief Executive Officer and Assistant Secretary, Julian Adams, IDI’s President and Chief Scientific Officer, as Infinity’s President, and Adelene Perkins, IDI’s Executive Vice President and Chief Business Officer, as Infinity’s Chief Financial Officer, Treasurer and Secretary.

Effective as of the effective time of the Merger, Sir Colin Dollery and Alan Lewis resigned from Discovery Partners’ board of directors and Steven Holtzman, James Tananbaum, D. Ronald Daniel, Arnold Levine, Patrick Lee, Anthony Evnin, Vicki Sato, Eric Lander and Franklin Moss, each of whom previously served as a director of IDI, were elected to Infinity’s board of directors.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Pursuant to the terms of the Merger Agreement, effective as of the effective time of the Merger, Sir Collin Dollery and Alan Lewis resigned from Discovery Partners’ board of directors and all of Discovery Partners’ current executive officers resigned from their positions as follows: Michael Venuti, Acting Chief Executive Officer and Chief Scientific Officer; Craig Kussman, Chief Financial Officer, Senior Vice President, Finance and Administration and Secretary; Douglas Livingston, Senior Vice President, Chemistry; Richard Neale, Corporate Vice President, Business Operations and Alliances; Urs Regenass, Vice President and General

Manager, Integrated Drug Discovery; and Daniel Harvey, Vice President and General Manager, Discovery Chemistry.

(c) Reference is made to “Director and Executive Officer Compensation Matters” under Section Item 1.01 of this Current Report on Form 8-K, which is incorporated into this Item 5.02 by reference. Pursuant to the terms of the Merger Agreement, on September 7, 2006, the board of directors of Discovery Partners appointed each of the following executive officers to serve, as of the effective time of the Merger: Steven Holtzman, IDI’s Chairman and Chief Executive Officer, as Infinity’s Chief Executive Officer and Assistant Secretary, Julian Adams, IDI’s President and Chief Scientific Officer, as Infinity’s President, and Adelene Perkins, IDI’s Executive Vice President and Chief Business Officer, as Infinity’s Chief Financial Officer, Treasurer and Secretary. The following is a brief biographical summary for each of Mr. Holtzman, Dr. Adams and Ms. Perkins:

Mr. Holtzman, age 52, was a co-founder of IDI and has served as IDI’s Chief Executive Officer and as Chairman of the IDI board of directors since 2001. Mr. Holtzman also served as President of IDI from July 2001 to February 2006. From 1994 to 2001, Mr. Holtzman served as Chief Business Officer of Millennium Pharmaceuticals, Inc., a publicly traded pharmaceutical company.

Mr. Adams, Ph.D., age 51, has served as President of IDI since February 2006 and Chief Scientific Officer of IDI since October 2003. Prior to joining IDI, from 1999 to 2001, Dr. Adams served as Senior Vice President, Drug Discovery and Development with Millennium Pharmaceuticals, Inc.

Ms. Perkins, age 47, has served as Executive Vice President of IDI since February 2006 and Chief Business Officer of IDI since June 2002. Prior to joining IDI, Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc., a private pharmaceutical company, from 2000 to 2002.

(d) On September 12, 2006, the following individuals were elected to the Board of Directors of Infinity: Steven Holtzman, James Tananbaum, D. Ronald Daniel, Arnold Levine, Patrick Lee, Anthony Evnin, Vicki Sato, Eric Lander and Franklin Moss, each of whom previously served as a director of IDI. In addition, Franklin Moss, Patrick Lee and Anthony Evnin (Chairman) were appointed to the Compensation Committee of the Board of Directors; D. Ronald Daniel and Patrick Lee were appointed to the Audit Committee of the Board of Directors; and Eric Lander and James Tananbaum (Chairman) were appointed to the Corporate Governance Committee of the Board of Directors.

Item 5.03. Amendments to Charter and Bylaws

On April 11, 2006, the board of directors of Discovery Partners approved an amendment to Discovery Partners’ amended and restated bylaws increasing the maximum number of directors that may constitute the entire board of directors from six to 12 directors (the “Bylaw Amendment”). The Bylaw Amendment was approved at the Special Meeting of Discovery Partners stockholders held on September 12, 2006.

On September 7, 2006, the board of directors of Discovery Partners approved an amendment to Discovery Partners’ certificate of incorporation effecting a 1-for-4 reverse stock split of the issued shares of Discovery Partners common stock (the “Reverse Stock Split Amendment”). Upon the effectiveness of the Reverse Stock Split Amendment (the “Split Effective Time”), the issued shares of Discovery Partners common stock immediately prior to the Split Effective Time were reclassified into a smaller number of shares, such that a Discovery Partners stockholder now owns one new share of Discovery Partners common stock for each 4 shares of issued common stock held by that stockholder immediately prior to the Split Effective Time. The Reverse Stock Split Amendment was approved at the Special Meeting of Discovery Partners stockholders held on September 12, 2006.

On May 24, 2006, the board of directors of Discovery Partners approved an amendment to Discovery Partners’ certificate of incorporation to change the name of the corporation from “Discovery Partners International, Inc.” to “Infinity Pharmaceuticals, Inc.” upon the consummation of the Merger (the “Name Change Amendment”). The Name Change Amendment was approved at the Special Meeting of Discovery Partners stockholders held on September 12, 2006.

The foregoing description of the Bylaw Amendment, Reverse Stock Split Amendment and Name Change Amendment set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of each such document attached as Exhibits 3.1, 3.2 and 3.3 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events

Stock Certificate

Prior to the closing of the Merger, shares of Discovery Partners common stock were listed on the NASDAQ Global Market under the symbol “DPII.” However, immediately following the closing of the Merger, such shares of common stock began trading on the NASDAQ Global Market under the symbol “INFI.”

Risk Factors

Infinity is filing herewith as Exhibit 99.2 certain risk factors that are relevant to Infinity after giving effect to the consummation of the Merger.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The consolidated financial statements of Infinity, including the report of the independent registered public accounting firm, Ernst & Young LLP, required by this item have not been filed on this initial Current Report on Form 8-K but will be filed by amendment on or before November 28, 2006.

The unaudited consolidated financial statements of Infinity required by this item have not been filed on this initial Current Report on Form 8-K but will be filed by amendment on or before November 28, 2006.

(b) Pro Forma Financial Information

The pro forma financial information required by this item has not been filed on this initial Current Report on Form 8-K but will be filed by amendment on or before November 28, 2006.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: September 18, 2006

By:  /s/    ADELENE PERKINS

        Adelene Perkins

        Chief Financial Officer,

        Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.		Description
2.1		Agreement and Plan of Merger and Reorganization, dated April 11, 2006, among Infinity Pharmaceuticals, Inc., Discovery Partners International, Inc. and Darwin Corp., filed with the Securities and Exchange Commission on May 24, 2006 as Annex A to the Registration Statement on Form S-4 (Reg. No. 333-134438)

3.1		Amendment to Registrant’s Amended and Restated Bylaws

3.2		Amendment to Registrant’s Certificate of Incorporation, effecting a 1-to-4 reverse stock split of Discovery Partners common stock

3.3		Amendment to Registrant’s Certificate of Incorporation, changing the name of the corporation from Discovery Partners International, Inc. to Infinity Pharmaceuticals, Inc.

4.1		Form of Common Stock Certificate

10.1	†	License Agreement, dated as of July 7, 2006, by and between Infinity Discovery Inc. (formerly known as Infinity Pharmaceuticals, Inc.) (“IDI”) and Amgen Inc.

10.2	†	Collaboration and Option Agreement, dated as of November 16, 2004, by and between IDI and Novartis International Pharmaceutical Ltd.

10.3	†	Collaboration Agreement, dated as of February 24, 2006, by and between IDI and Novartis Institutes for BioMedical Research, Inc.

10.4	†	Collaboration and License Agreement, dated as of December 22, 2004, by and between IDI and Johnson & Johnson Pharmaceutical Research & Development, a division of Janssen Pharmaceutica N.V., as amended by Amendment No. 1 effective as of March 2, 2006

10.5		Master Loan and Security Agreement between IDI and Oxford Finance Corporation dated October 16, 2002, as amended as of March 31, 2006, together with Promissory Notes in favor of Oxford Finance Corporation

10.6		Master Security Agreement between IDI and General Electric Capital Corporation (“GE”) dated December 6, 2002, as amended on December 6, 2002, together with Promissory Notes in favor of GE

10.7		Master Lease Agreement between IDI and GE dated as of August 11, 2004

Exhibit No.		Description
10.8		Venture Loan and Security Agreement between IDI and Horizon Technology Funding Company LLC (“Horizon”) dated as of June 30, 2006 together with Promissory Notes in favor of Horizon dated as of June 30, 2006

10.9	*	Offer Letter between IDI and Steven Holtzman dated as of August 1, 2001

10.10	*	Offer Letter between IDI and Julian Adams dated as of August 19, 2003

10.11	*	Offer Letter between IDI and Adelene Perkins dated as of February 6, 2002

10.12	*	Letter Agreement between IDI and Steven Holtzman dated effective as of March 31, 2006

10.13	*	Letter Agreement between IDI and Julian Adams dated effective as of March 31, 2006

10.14	*	Letter Agreement between IDI and Adelene Perkins dated effective as of March 31, 2006

10.15	*	Advisory Agreement between IDI and Eric Lander dated as of May 14, 2001, as amended May 14, 2001, March 1, 2002 and December 10, 2004

10.16	*	Consulting Agreement between IDI and Arnold Levine dated as of January 1, 2005

10.17	*	Consulting Agreement between IDI and Vicki Sato dated as of January 1, 2005

10.18		Assumed IDI 2001 Stock Incentive Plan

10.19	*	Form of Restricted Stock Agreement entered into with each of the directors identified on the schedule thereto

10.20	*	Form of Nonstatutory Stock Option Agreement entered into with each of the directors identified on the schedule thereto

10.21	*	Form of Stock Restriction Agreement entered into with each of the directors identified on the schedule thereto

10.22	*	Stock Restriction Agreement entered into with Franklin H. Moss on August 14, 2001

10.23	*	Form of Restricted Stock Agreement entered into with each of the officers and directors identified on the schedule thereto

10.24	*	Form of Restricted Stock Agreement entered into with each of the officers and directors identified on the schedule thereto

10.25	*	Form of Incentive Stock Agreement entered into with each of the officers identified on the schedule thereto

10.26	*	Restricted Stock Agreement entered into with Adelene Perkins on March 19, 2002

10.27	*	Form of Nonstatutory Stock Option Agreement entered into with each of the officers identified on the schedule thereto

10.28	*	Restricted Stock Agreement entered into with Julian Adams on October 6, 2003

10.29	*	Form of Restricted Stock Agreement entered into with Steven Holtzman on each of the dates specified on the schedule thereto

10.30	*	Nonstatutory Stock Option Agreement entered into with Steven Holtzman on March 25, 2004

10.31	*	Restricted Stock Agreement entered into with Steven Holtzman on August 14, 2001

10.32		Amendment No. 1 to Registrant’s 2000 Stock Incentive Plan; Amendment No. 2 to Registrant’s 2000 Stock Incentive Plan; Amendment No. 3 to Registrant’s 2000 Stock Incentive Plan

10.33		Form of Incentive Stock Option Agreement under Registrant’s 2000 Stock Incentive Plan

10.34		Form of Nonstatutory Stock Option Agreement under Registrant’s 2000 Stock Incentive Plan

10.35		Form of Restricted Stock Agreement under Registrant’s 2000 Stock Incentive Plan

Exhibit No.	Description
10.36	Lease Agreement dated July 2, 2002 between IDI and ARE-770/784/790 Memorial Drive LLC (the “Lease”), as amended by First Amendment to Lease dated March 25, 2003, Second Amendment to Lease dated April 30, 2003, Third Amendment to Lease dated October 30, 2003 and Fourth Amendment to Lease dated December 15, 2003

10.37	Sublease dated August 24, 2004 between IDI and Hydra Biosciences, Inc, together with Consent to Sublease dated September 16, 2004 by ARE-770/784/790 Memorial Drive LLC, IDI and Hydra Biosciences, Inc., as amended by First Amendment to Sublease dated October 17, 2005, together with Consent to Amendment to Sublease dated as of October 31, 2005 by ARE-770/784/790 Memorial Drive LLC and Second Amendment to Sublease dated as of January 9, 2006, together with Consent to Amendment to Sublease dated as of January 26, 2006 by ARE-770/784/790 Memorial Drive LLC, IDI and Hydra Biosciences, Inc.

99.1	Press Release, dated September 13, 2006

99.2	Risk Factors of the Registrant

* Indicates management contract or compensatory plan

†Indicates agreement has been previously filed with the Securities and Exchange Commission on August 7, 2006 as an exhibit to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-134438) and is being re-filed herewith. Confidential treatment has been previously granted as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.